EXHIBIT 99.1

NEWS FROM
For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES AGREEMENT TO DIVEST ACLARA

ST. LOUIS, March 17, 2014 – ESCO Technologies Inc. (NYSE: ESE) today announced that it has signed an agreement to divest Aclara Technologies LLC to an affiliate of Sun Capital Partners, Inc. The gross cash proceeds from the transaction are expected to be approximately $150 million, comprised of a $130 million purchase price plus approximately $20 million in cash related to specific Aclara receivables retained by ESCO.  The agreement is also subject to normal working capital adjustments.
The sale is expected to close in March 2014, subject to customary closing conditions and the satisfaction of regulatory requirements. The net cash proceeds from the sale are estimated to be approximately $130 million after taxes and expenses, which will result in a net debt position of less than $10 million at March 31, 2014.
Post-closing, the Company will have over $600 million of available liquidity under its existing revolving credit facility, which it expects to efficiently deploy to support its strategy of profitable organic growth, accretive acquisitions around its existing core businesses, and opportunistic repurchases of outstanding shares.
For the Quarter ending March 31, 2014, the Company expects to recognize in Discontinued Operations a net book loss of approximately $50 million on the sale of Aclara. The amount will be finalized when the transaction closes and the adjustments set forth in the agreement are determined.
Vic Richey, ESCO’s Chairman and Chief Executive Officer, commented, “This agreement creates an exciting opportunity for ESCO. After closing, and essentially debt free, ESCO will be a more strategically focused, higher margin business with a much steadier and predictable growth profile. This divestiture presents an improved outlook of our future and further enhances our ability to increase shareholder value.
“I would like to thank the Aclara employees and management for their outstanding contributions to ESCO over the years. Aclara and its employees have built a long track record of operational excellence and a strong commitment to customer success, and with Sun Capital’s support, I am confident Aclara will continue to prosper.”
Advisors
Stephens Inc. acted as the exclusive financial advisor to ESCO on this transaction, with Bryan Cave LLP serving as the Company’s legal advisor.
Forward-Looking Statement
Statements in this press release regarding the certainty and timing of closing the transaction, the net cash realized, the net debt position and the ability to pay down the Company’s outstanding debt, and the realization of the book loss and other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the Federal Securities Laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements. Factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, include: 1) material changes in the Aclara business impacting the closing of the transaction, 2) the final working capital adjustment and total transaction costs in connection with the Aclara divestiture, 3) tax elections made by Aclara after closing, 4) the other factors described in Item 1A, Risk Factors, of the Company’s annual report on Form 10-K for the year ended September 30, 2013 and in the Company’s Form 10-Q for the three months ended December 31, 2013.
ESCO, headquartered in St. Louis, provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. In addition, the Company provides diagnostic instruments, services, and the world’s premier library of statistically significant apparatus test results for the benefit of energy generation, transmission, delivery companies and industrial power users worldwide.  More information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

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